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                                                                    EXHIBIT 11.0

STATEMENT RE: COMPUTATIONS OF PER SHARE EARNINGS
($ AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Three months ended
                                                             March 31,
                                                       2005           2004
                                                    ----------     ----------
Numerator:
    Net income                                      $      586     $      440

Denominator:
    Denominator for basic earnings per               2,865,848      2,546,592
    share-weighted average shares

Effect of dilutive securities:
    Stock options                                       92,290        121,110

Denominator for diluted earnings
    Per share                                        2,958,138      2,667,702

Basic earnings per share                            $     0.20     $     0.17

Diluted earnings per share                          $     0.20     $    0 .16